Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 1, 2012, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of The GEO Group, Inc. on Form 10-K for the year ended January 1, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of The GEO Group, Inc. on Form S-3 (File No. 333-176819, effective September 13, 2011) and Forms S-8 (File No. 333-169199, effective September 3, 2010, File No. 333-169198, effective September 3, 2010, File No. 333-142589, effective May 3, 2007, File No. 333-79817, effective June 2, 1999, File No. 333-17265, effective December 4, 1996, File No. 333-09977, effective August 12, 1996 and File No. 333-09981, effective August 12, 1996).

/s/ Grant Thornton LLP
Miami, Florida March 1, 2012